UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Responds to Shareholder Feedback and Enhances its Merger Proposal

By Including up to $200 Million Rights Offering of

Wheeling-Pittsburgh Common Stock

CHICAGO, October 26, 2006 - Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and lead bank JP Morgan Chase N.A., today announced that in response to feedback from Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) shareholders Esmark would include in the terms of its proposal to combine Wheeling-Pitt and Esmark a non-transferable rights offering of up to $200 million of Wheeling-Pitt common stock to existing shareholders of Wheeling-Pitt. In lieu of Franklin Mutual Advisers making all or a portion of the cash investment contemplated by Esmark’s existing proposal, Esmark indicated that Franklin Mutual Advisers would be prepared to provide a “back stop”, acting as a standby purchaser of any stock purchase rights not exercised by existing Wheeling-Pitt shareholders.

Esmark further indicated that Esmark and Franklin Mutual Advisers were prepared to allow Wheeling-Pitt to provide interested shareholders of Wheeling-Pitt and other strategic partners with the opportunity to participate as standby purchasers of a portion of the rights offering with Franklin Mutual Advisers, who would reserve the right to back stop a minimum amount of at least $50 million. Esmark anticipates that the purchase price for shares in connection with a rights offering would reflect a discount from the share valuation of Wheeling-Pitt shares in the proposed merger. Consistent with Esmark’s prior proposal, it is anticipated that proceeds would be used to provide additional liquidity for working capital purposes, capital expenditures, share repurchases from existing shareholders and other general corporate purposes.

Esmark’s Chairman and CEO, James P. Bouchard, said, “We have decided to amend the proposal to take into account the feedback we have received from large shareholders. Existing Wheeling-Pitt investors would have the opportunity to further participate in the upside of creating one of the finest steel distribution companies in the United States through additional investments at a per share price lower than the per share price of Wheeling-Pitt stock received by Esmark shareholders in connection with a merger.”

-more-

Esmark

If its slate of directors is elected at the November 17th Annual Meeting of Wheeling-Pitt shareholders, Esmark intends to present its amended proposal to that new board of directors. Esmark noted that the final terms and conditions of the proposed merger and any related rights offering are subject to Esmark and Wheeling-Pitt reaching an agreement providing for a merger and approval of that agreement by the board of Wheeling-Pitt. Any merger between Esmark and Wheeling-Pitt, including an agreement providing for the rights offering described above, would also be subject to Wheeling-Pitt shareholder approval and other regulatory approvals.

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation shareholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh shareholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact: Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman,com

For Investors: Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

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